EX.99.l.5

DoubleLine ETF Adviser LP

2002 North Tampa Street

Suite 200

Tampa, FL 33602

November 19, 2024

DoubleLine ETF Trust

2002 North Tampa Street

Suite 200

Tampa, Florida 33602

Re: Subscription for the Purchase of Shares of Beneficial Interest of DoubleLine ETF Trust

Ladies and Gentlemen:

DoubleLine ETF Adviser LP (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of DoubleLine ETF Trust (the “Trust”) as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
DoubleLine Multi-Sector Income ETF	1	$50.00	$50.00

We will purchase the Shares in a private offering prior to the commencement of public trading of the above series.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

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If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely

/s/ Henry V. Chase
Name: Henry Chase
Title: Authorized Signer

Agreed and accepted as November 19, 2024

DoubleLine ETF Trust

/s/ Ronald R. Redell
By: Ronald R. Redell
Title: President